EXHIBIT 99.1
1811 Bering Drive, Suite 200 Houston, Texas 77057

Company Contact: Jon C. Biro Phone: 713-351-4100 Fax: 713-335-2222 www.icopolymers.com

ICO, Inc. Announces
Preferred Stock Repurchase Plan

      HOUSTON, October 10, 2006 ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, announced today that the board of directors has authorized the repurchase of up to 1,160,000 out of 1,290,000 outstanding depositary certificates (“Depositary Certificates”) representing shares of the Company’s $6.75 Convertible Exchangeable Preferred Stock (“Preferred Stock”). The depositary certificates (each representing ¼ of a share of Preferred Stock) will be repurchased from time to time in open market transactions or privately negotiated transactions as, in the opinion of management, market conditions warrant. The Company anticipates that repurchases may begin as soon as November 9, 2006. The Company plans to conduct the repurchase program as the Depositary Certificates become available. The Company plans to use cash currently on hand for repurchases and may seek additional capital to fund repurchases. The Company anticipates that Preferred Stock that is repurchased will be retired.

The Company also announced an amendment to the Statement of Designations for the Preferred Stock, to allow the repurchases to begin once the amendment is effective, and to terminate the right of the holders of the Preferred Stock to elect two directors as a class, to be effective only at such time as fewer than 320,000 of the Depositary Certificates remain outstanding. The Company filed a preliminary information statement with the Securities and Exchange Commission today describing the amendment and anticipates commencing repurchases in about 30 days, which is anticipated to be about 20 days after the filing of a definitive information statement with the Securities and Exchange Commission.

About ICO, Inc.

With 18 locations in 9 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.